Exhibit 19.1

INSIDER TRADING POLICY

POLICY AND PURPOSE:
It is common for employees (including officers) and directors of SunCoke Energy, Inc. and its subsidiaries, including SunCoke Energy Partners, L.P. (the “SunCoke Companies”), to become aware of information that is not generally known to the public. U.S. securities laws are designed to prevent the use of such information for personal gain.
To minimize the risks of violations of U.S. securities laws, the SunCoke Companies have adopted this Insider Trading Policy. The policy has two parts: (1) a prohibition on any form of insider trading; and (2) prior notification requirements with regard to transactions in securities by the officers, directors and certain employees of the SunCoke Companies. Anyone who violates this policy may be subject to disciplinary action, including dismissal.
The legal penalties for insider trading can be as great as $25 million for the SunCoke Companies, with criminal penalties for individuals including fines of up to $5 million and/or up to twenty years in jail for willful violations.
SCOPE:
This Insider Trading Policy applies to any Securities Transaction (as defined below) conducted by an employee (including an officer) or a director of the SunCoke Companies. The same trading restrictions that apply to employees and directors of the SunCoke Companies also apply to family members residing with them, others living in the same household and any persons whose transactions in securities of the SunCoke Companies are directed by, or subject to, the influence or control of employees or directors of the SunCoke Companies, including a parent, child or other family member, or any trust, estate or other entity for which the employee or director serves as advisor, attorney-in-fact, guardian, trustee, executor, settlor or beneficiary, or maintains any other legal relationship.
COVERAGE OF POLICY:
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“Material Inside Information” includes any information concerning the business, prospects or operations of the SunCoke Companies or any other company that has not been disclosed to the public, but which could influence reasonable investors to buy, sell or hold the securities of any publicly traded company if it were disclosed. In simple terms, it is any information, whether positive or negative, that could reasonably be expected to affect the price of the securities of any publicly traded company. Common examples of Material Inside Information include:
•Financial Information. Dividend and earnings announcements, financial results or forecasts (especially earnings or cash flow estimates) or charges to earnings all are examples of material financial information. Financial information also includes any information that bears on previously disclosed financial information, since changes to this type of information could be significant and unknown to the general market.
•Operational Information. Information relating to significant capital projects (including the development and construction of new facilities), unusual gains or losses or changes in major operations, signing of major contracts (or any changes to previously signed major contracts), significant changes in supplies or inventory or plans to hire or fire significant numbers of employees all should be presumed to be material operational information.
•Major Events Involving Securities. Information relating to the trading of the securities of any company, such as stock splits, potential public or private equity or debt offerings, changes in dividend policies (or the amount of a dividend), proposed issuances of new securities, implementation of or changes to stock repurchase programs, significant modifications to the rights of security holders, notice of a company’s potential delisting or possible failures to satisfy continued rules or standards for exchange listing all are material information.
•Debt-related or Liquidity Information. Information related to major borrowings, an imminent change in a credit rating, voluntary calls of debt or preferred stock, information relating to off-balance sheet arrangements, significant changes in financial liquidity and similar financial information are material.
•Business Combinations. Information relating to mergers, acquisitions, joint ventures, tender offers or the purchase or sale of assets should be treated as material, regardless of the size of the transaction.
•Litigation-related Developments. Information relating to actual, pending or threatened litigation, including information relating to a potential resolution of such litigation, is material. The same is true of governmental investigations, criminal actions or indictments.
•Management and Operations. Changes in senior management or directors are material until they are officially announced.
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•Casualty Losses. Information relating to accidents (such as failure of high pressure/high temperature steam units or mining accidents) could be material, depending on their potential financial effect.
•Major Research or Technological Breakthroughs. Information relating to new research or technology at the SunCoke Companies or its partners is material.
In most cases, unauthorized disclosure of any of the foregoing information also is contrary to our Corporate Disclosure Policy because disclosure of such information should happen through official communication channels.
BAN ON TRADING AND OTHER ACTIVITIES:
Activities that this Insider Trading Policy restricts fall into four categories: (1) trading based on non-public information; (2) “tipping” of non-public information;
(3) prohibitions on certain types of trading activities; and (4) general public disclosure of non-public information. All four categories are prohibited.
(1)No Insider Trading
No employee (including an officer) or director of the SunCoke Companies can engage in any Securities Transaction based on inside or non-public information. These trading prohibitions include:
•Engaging in any Securities Transaction involving securities of the SunCoke Companies while in possession of Material Inside Information.
•Engaging in any Securities Transaction involving the securities of another company while possessing Material Inside Information pertaining to that company.

“Securities Transaction” means any form of dealing in a public security (one that is traded on the New York Stock Exchange or listed on Nasdaq, for example), including (but not limited to) the following:
•the purchase or sale of stock, other equity interests, debt securities, warrants or similar instruments issued by the SunCoke Companies or any other entity;
•the purchase, sale or exercise of puts, calls or other options on the stock or other equity interests of any entity (including the exercise of options on stock under employee or executive stock option plans); and
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•transactions, including enrollments, changes in contribution levels, transfers, withdrawals or loans affecting stock (or stock equivalents) of the SunCoke Companies in benefit plans such as the SunCoke 401(k) Plan and Savings Restoration Plan.
(2)Tipping Prohibitions
All forms of tipping (providing inside information to another person) are prohibited. Tipping prohibitions include:
•Communicating Material Inside Information to any other person regardless of whether it is known that the person will trade based on the information.
•Advising others to buy, sell or hold securities of the SunCoke Companies while in possession of Material Inside Information.
•Advising anyone to buy, sell or hold the securities of another entity while in possession of Material Inside Information about that other entity, including non-public information about another company’s relationship with the SunCoke Companies.
(3)Trading Prohibitions
Certain types of trading activities are prohibited whether or not they technically involve insider trading. No employee (including an officer) or director of the SunCoke Companies may enter into short sales or purchase, sell or exercise any puts, calls or similar instruments pertaining to securities of the SunCoke Companies (other than options exercised in accordance with the terms of an option plan sponsored by the SunCoke Companies) or engage in hedging activities of any kind pertaining to securities of the SunCoke Companies, in each case because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market.
Additionally, no employee (including any officer) or director of the SunCoke Companies may pledge any securities of the SunCoke Companies as collateral for any loan or deposit or hold any such securities in a margin account, since a foreclosure sale or margin sale could occur at a time when the pledgor is aware of Material Inside Information, or otherwise not permitted to trade in securities of the SunCoke Companies.
(4)Disclosure Prohibitions
Releases of Material Inside Information to the general public also are prohibited. Such releases must occur as provided in the Corporate Disclosure Policy and Regulation FD Policy.
TIMING OF TRADING:
Persons possessing Material Inside Information are required to refrain from trading until the first business day after the information has been publicly released. As an
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example, if an announcement is made on a Thursday, trading should not occur until the immediately-following Friday; if the announcement is made on a Friday, trading should wait until the immediately-following Monday.
Rule 10b5-1 Plans:
Nothing contained in this Insider Trading Policy prevents any employee (including any officer) or director of the SunCoke Companies from engaging in Securities Transactions involving securities of the SunCoke Companies pursuant to a written plan for trading designed in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 Plan”), where such plan:
•has been approved by the Legal Department prior to establishment;
•is created in good faith, before such employee or director becomes aware of any Material Inside Information;
•specifies (or provides an algorithm or formula for determining) the amount and price of securities to be purchased or sold, and the dates(s) of such purchase or sale; and
•does not permit such employee or director to exercise any subsequent influence over how, when or whether to effect purchases or sales of securities.
A Rule 10b5-1 Plan may be established only during those periods when the employee (including officers) or director does not possess any Material Inside Information about the SunCoke Companies and is otherwise eligible to engage in Securities Transactions. Any such employee or director who would like to trade securities pursuant to a Rule 10b5-1 Plan must obtain the written approval of the Legal Department prior to its establishment and provide the Legal Department with a copy of the plan. Each such employee or director may have only one Rule 10b5-1 Plan in place at a time. All Rule 10b5-1 Plans must provide that the broker is instructed to send same-day duplicate confirmations of all purchase and/or sale transactions via e-mail to the Legal Department.
An employee (including officers) or director may amend or terminate a Rule 10b5-1 Plan at any time such person is not in possession of Material Inside Information and is otherwise eligible to engage in Securities Transactions. Any such amendment or termination must be approved in advance by the Legal Department. In the case of an amendment, no transaction may be initiated under the amended Rule 10b5-1 Plan for a period of at least ten (10) business days following the date of the amendment. In the case of a termination, such employee or director may not establish another Rule 10b5-1 Plan for a period of thirty (30) days following the termination date.
PRE-CLEARANCE REQUIREMENTS:
“Pre-Clearance Employees” consist of employees who frequently come into contact with Material Inside Information due to the nature of their job duties. The Legal Department will notify Pre-Clearance Employees of their status. For their own protection, and that of
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the SunCoke Companies, all officers, directors and Pre- Clearance Employees must pre-clear all Securities Transactions involving securities of the SunCoke Companies, or the securities of any other publicly traded company for which they have Material Inside Information, with the Legal Department prior to executing the transaction. Such officers, directors and Pre-Clearance Employees also must pre-clear the establishment, amendment or termination of a Rule 10b5-1 Plan with the Legal Department prior to taking the proposed action with respect to the Rule 10b5-1 Plan. Such individuals will be notified in writing by the Legal Department concerning the pre-clearance requirement.
Individual Obligations:
Persons subject to this policy have ethical and legal obligations to not engage in Securities Transactions while in possession of Material Inside Information and to maintain the confidentiality of information. Each individual is responsible for making sure that he or she complies with this policy and that any family member, household member or other person whose transactions are subject to this policy also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of Material Inside Information rests with that individual, and any action on the part of the SunCoke Companies, the Legal Department or any other employee (including an officer) or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
Post-Termination Transactions:
Federal securities laws continue to apply to Securities Transactions even after termination of service. If an individual is in possession of Material Inside Information when his or her service terminates, that individual remains subject to federal securities laws as they relate to Material Inside Information until that information has become public or is no longer material.
ADDITIONAL GUIDANCE AND RESPONSIBILITIES:
Any individual who has any question about the materiality of any information, or whether he or she is permitted to engage in a Securities Transaction or to share information with others, must contact the Legal Department before taking any such action.
If you suspect any potential or actual violations of law or corporate policies, it is your obligation to report any such violations to the Compliance Team directly or by using the SunCoke Workplace Ethics and Compliance Program, a confidential 24/7 reporting hotline and website that is administered by a third party. The program can be accessed by calling the toll-free 24/7 number: (877) 918-1997, or by visiting the website: https://suncoke.alertline.com. Calls and online submissions are anonymous unless you choose to leave your name and contact information.
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